Exhibit 3.1

RESTATED

CERTIFICATE OF INCORPORATION

OF

MICROTUNE, INC.

ARTICLE I

The name of the corporation is Microtune, Inc. (the “Corporation”).

ARTICLE II

The address of the registered office of the Corporation in the State of Delaware is 2711 Centerville Road, Suite 400, City of Wilmington, County of New Castle. The name of its registered agent at such address is The Prentice-Hall Corporation System, Inc.

ARTICLE III

The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware (the “DGCL”).

ARTICLE IV

The Corporation is authorized to issue one class of shares, designated “Common Stock.” The number of shares of Common Stock authorized to be issued is one hundred (100) shares, par value $0.01 per share.

ARTICLE V

The number of directors which shall constitute the whole Board of Directors (the “Board”) of the Corporation shall be fixed by, or in the manner provided in, the bylaws of the Corporation.

ARTICLE VI

Elections of directors need not be by written ballot unless the bylaws of the corporation shall so provide.

ARTICLE VII

In furtherance and not in limitation of the powers conferred by statute, the Board shall have the power to adopt, amend, repeal or otherwise alter the bylaws of the Corporation without any action on the part of the stockholders; provided, however, that any bylaws of the Corporation made by the Board and any and all powers conferred by any of said bylaws may be amended, altered or repealed by the stockholders in the manner provided in the bylaws of the Corporation.

ARTICLE VIII

To the fullest extent permitted by the DGCL, as the same exists or may hereafter be amended, a director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director. Neither any amendment nor repeal of this ARTICLE VIII, nor the adoption of any provision of this Certificate of Incorporation inconsistent with this ARTICLE VIII shall eliminate or reduce the effect of this ARTICLE VIII in respect to any matter occurring, or any cause of action, proceeding, suit or claim that, but for this ARTICLE VIII, would accrue or arise, prior to such amendment, repeal or adoption of an inconsistent provision.

ARTICLE IX

The Corporation shall, to the fullest extent permitted by applicable law, as it may be amended and supplemented from time to time, indemnify, and advance expenses to, any and all persons serving as members of the Board of this Corporation or any predecessor of the Corporation or any testator or intestate of any of the foregoing whom it shall have the power to indemnify under such law against any expenses, liabilities or other matters referred to in or covered by the DGCL, in excess of the indemnification and advancement otherwise permitted by Section 145 of the DGCL whether such action, suit or proceeding is criminal, civil, administrative or investigative in nature.

The Corporation may indemnify, and advance expenses to, any officer, employee or other agent or any testator or intestate of any of the foregoing of this Corporation or any predecessor of the Corporation or any other person the DGCL permits the corporation to indemnify to the fullest extent permitted by applicable law, through bylaw provisions, agreements with any such officer, employee or other agent or other person, vote of stockholders or disinterested directors, or otherwise, in excess of the indemnification and advancement otherwise permitted by Section 145 of the DGCL whether such action, suit or proceeding is criminal, civil, administrative or investigative in nature. The indemnification and advancement of expenses provided for in this ARTICLE IX shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors, or otherwise, both as to action in their official capacities and as to action in another capacity while holding such office, and shall continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such a person. Neither any amendment nor repeal of this ARTICLE IX, nor the adoption of any provision of this Certificate of Incorporation inconsistent with this ARTICLE IX shall eliminate or reduce the effect of this ARTICLE IX in respect to any matter occurring, or any cause of action, proceeding, suit or claim that, but for this ARTICLE IX, would accrue or arise, prior to such amendment, repeal or adoption of an inconsistent provision.

ARTICLE X

Subject to Articles VIII and IX, the Corporation reserves the right to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred on stockholders herein are granted subject to this reservation.

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